EXECUTION COPY

SECOND AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Second Amendment (this “Amendment”) to the Membership Interest Purchase Agreement by and between W2007/ACEP Holdings, LLC, a Delaware limited liability company (the “Original Buyer”), and American Entertainment Properties Corp., a Delaware corporation (“Seller”), dated as of April 22, 2007 (the “Original Purchase Agreement”), as amended by the First Amendment to Membership Interest Purchase Agreement, dated as of September 12, 2007 (the “First Amendment”, and together with the Original Purchase Agreement, the “Amended Agreement” and the Amended Agreement together with and as amended by this Amendment, the “Purchase Agreement”), is made by the Parties to the Purchase Agreement and Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”), this 8th day of February, 2008. Capitalized terms used herein and not defined shall have the respective meanings given such terms in the Original Purchase Agreement.

Background

Effective as of December 4, 2007, the Original Buyer assigned its rights, interests and obligations in and to the Purchase Agreement to W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company ("Buyer"), provided that such assignment did not relieve the Original Buyer from its obligations under the Purchase Agreement.

On Monday, February 4, 2008, representatives of Buyer and Whitehall called Seller and stated that, because of the current credit markets and the price of the transaction contemplated by the Purchase Agreement (the “Transaction”), Buyer and Whitehall were unwilling to proceed with the Transaction and wanted to speak further with Seller to discuss the possibility of changing the terms. As an accommodation to Buyer and Whitehall, and to enhance the probability that the Transaction will close on or before February 22, 2008, which is a result that Whitehall, Buyer and Seller desire, the parties hereto are agreeing to the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Purchase Agreement, the Parties, intending to be legally bound, agree as follows:

1. Closing Date. Notwithstanding anything in the Purchase Agreement to the contrary, neither Party shall have any option or right to extend the date of the Closing beyond February 22, 2008, time being of the essence.

2. Purchase Price Revised. Effective upon the payment of the Transferred Amount (as hereinafter defined) on February 11, 2008 in compliance with Section 4 of this Amendment, Section 2.2(a)(i) of the Amended Purchase Agreement is amended and restated as follows: “One Billion Two Hundred Million Dollars ($1,200,000,000.00) minus the Transferred Amount minus”.

3. The Closing. The phrase “Subject to the conditions set forth in this Agreement” is hereby deleted from (i) Section 2.1 of the Amended Purchase Agreement, and (ii) the beginning of Section 2.3(b) of the Amended Purchase Agreement.

4. Payment of Transferred Amount to Seller. Whitehall agrees to, and shall pay, or cause to be paid on February 11, 2008 (time being of the essence), to Seller’s account specified below (or such other account as specified by Seller prior to 11:00 a.m. New York City time on February 11, 2008), the sum of One Hundred Sixty Two Million Five Hundred Thousand Dollars ($162,500,000.00) (the “Transferred Amount”) by wire transfer of immediately available funds. The obligations of Whitehall under this Amendment are and shall be irrevocable, absolute and unconditional. If Whitehall fails to deliver the Transferred Amount to Seller on February 11, 2008, Whitehall hereby consents and agrees that Seller shall be entitled to the entry of a court order for the full amount of the Transferred Amount, without proof of actual damages.

If, on or prior to February 18, 2008, Whitehall has delivered written notice to Seller in good faith stating that Buyer will be closing the Transaction on or after February 20, 2008 and prior to February 23, 2008 (the “Section 4 Notice”), then Seller shall satisfy the Seller Requirements (as defined below) on or before February 20, 2008 and the Transferred Amount shall be the sole and exclusive property of Seller “come hell or high water,” as a non-refundable deposit and as liquidated damages and not as a penalty, and none of Buyer, Whitehall nor any other person shall have any rights or claims therein or to obtain the return thereof under any circumstance, whether or not the Closing occurs.

If Whitehall fails to give the Section 4 Notice on or prior to February 18, 2008, then the Transferred Amount shall be the sole and exclusive property of Seller “come hell or high water,” as a non-refundable deposit and as liquidated damages and not as a penalty, and none of Buyer, Whitehall nor any other person shall have any rights or claims therein or to obtain the return thereof under any circumstance, whether or not the Closing occurs.

Whitehall represents and warrants to Seller that it has the liquid assets to lawfully perform its obligations under this Section 4.

The wire instructions for Seller’s account are:

Bank:	Bank of America, N.A.
ABA#:	026 009 593
Account Name:	American Entertainment Properties Corp.
Account Number:	0094 2938 1580
Reference:	Transferred Amount Payment

“Seller Requirements” means (i) the delivery by Seller of the items listed in Section 2.3(b)(i)(A), and (C) through (F) of the Amended Purchase Agreement into escrow with the Fidelity National Title Insurance Company with irrevocable instructions that such items should be released against receipt by Fidelity National Title Insurance Company of the Closing Date Payment, (ii) the conversions as required by Section 6.17 of the Amended Purchase Agreement and (iii) the repayment (including through the closing of the tender offer of the Senior Secured Notes commenced by the Company on December 28, 2007) of the Indebtedness to be Discharged and release and discharge of all liens related thereto as required by Section 2.2(a) of the Amended Purchase Agreement.

5. Conditions to Closing. Article VII of the Amended Purchase Agreement is hereby deleted in its entirety.

6. Termination.

(a) Section 8.1 of the Amended Purchase Agreement is hereby deleted in its entirety and replaced with the following:

This Agreement will terminate automatically at 12:01 a.m., New York City time, on February 23, 2008 unless either: (x) the Closing has occurred prior to such time or (y)(i) Whitehall has delivered the Section 4 Notice on or prior to February 18, 2008 and (ii) Seller has failed to satisfy the Seller Requirements.

(b) Section 8.2 of the Amended Purchase Agreement is hereby deleted in its entirety and replaced with the following:

In the event of termination of this Agreement pursuant to Section 8.1, the Seller shall irrevocably keep and be entitled to retain the Transferred Amount, and this Agreement shall have no further force or effect. Following termination of this Agreement, there shall be no Liability or obligation on the part of the Parties or their respective Affiliates or any of the respective directors, officers, members, employees or stockholders of any such Person with respect to the Purchase Agreement or the Transaction; provided, that no such termination shall relieve any party of Liability for any willful breach or willful failure to comply with this Agreement occurring prior to the time of such termination; and provided, further, that the provisions of Section 4 of the Second Amendment to this Agreement, this Section 8.2 and the Confidentiality Agreement shall remain in full force and effect and shall survive any termination of this Agreement.

7. Allocation. The Parties hereby agree that, for purposes of the Tentative Purchase Price Allocation set forth in Annex B of the Letter Agreement dated December 11, 2007, the entire One Hundred Million Dollar ($100,000,000.00) reduction of the Initial Purchase Price pursuant to this Amendment shall be allocated to reduce intangible property and goodwill.

8. Representations and Warranties. In no event shall the occurrence or existence of any matter, fact, event or circumstance, or the non-occurrence or non-existence of any matter, fact, event or circumstance, occurring or arising after the execution and delivery of this Amendment be the basis for any allegation or assertion by Buyer or Whitehall of the breach or inaccuracy of any representation or warranty of Seller or the Companies, and in no event shall any representation or warranty of Seller or the Companies be deemed to apply in any respect to any matter, fact, event or circumstance occurring or arising or failing to occur after the execution of this Amendment. By way of example and for the avoidance of doubt, even if the Hotels are destroyed after the date hereof, there shall not be or be deemed to be any violation of any representation or warranty by the Seller or any of the Companies, and neither Buyer nor Whitehall shall have any right to the Transferred Amount as a consequence thereof (or for any other reason). The foregoing is intended and shall be interpreted solely as a limitation on the Liability, duties and obligations of Seller and the Companies, and shall not be interpreted to expand any of Seller’s Liabilities, duties or obligations beyond those expressly set forth in the Purchase Agreement.

9. Continued Effectiveness. Except as expressly amended hereby, the Amended Purchase Agreement shall continue in full force and effect. Any references to the “Agreement” in the Amended Purchase Agreement or to the words hereof, hereunder or words of similar affect in the Amended Purchase Agreement shall mean the Amended Purchase Agreement as amended hereby.

10. Governing Law. THE INTERNAL LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AMENDMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AMENDMENT.

11. Counterparts. This Amendment may be executed by facsimile signature and in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one and the same instrument.

12.  Deletion From Definitions. The following defined terms are deleted from Section 1 of the Amended Purchase Agreement: (i) Break-Up Fee and (ii) Outside Date.

13. Costs and Interest. Whitehall will pay all costs and expenses (including reasonable fees and disbursements of legal counsel) incurred by Seller and its affiliates to enforce Section 4 of this Amendment. If Whitehall fails to pay the Transferred Amount on February 11, 2008 as provided in Section 4 above, then such Transferred Amount shall accrue interest at the rate of 24% per annum (or if lower, then the highest amount permitted by law) until the date the Transferred Amount and all such interest is paid to Seller.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Buyer, Whitehall and Seller have executed this Second Amendment to the Membership Interest Purchase Agreement as of the date first above written.

BUYER:

W2007/ACEP MANAGERS VOTECO, LLC

By: /s/ Stuart Rothenberg
Name: Stuart Rothenberg Title: Manager

W2007/ACEP HOLDINGS, LLC

By: Whitehall Street Global Real Estate Limited Partnership 2007

By: WH Advisors, L.L.C. 2007

By: /s/ David Gutstadt
Name: David Gutstadt Title: Vice President

SELLER:

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By: /s/ Denise Barton
Name: Denise Barton Title: Chief Financial Officer

The undersigned hereby acknowledges it will benefit financially from the acquisition by Buyer of the Company Membership Interests pursuant to the Purchase Agreement, that Seller has informed Buyer that Seller will not enter into this Amendment without Whitehall’s executing this Amendment, that Whitehall’s executing this Amendment is a material inducement to Seller’s execution of, and performance of its obligations under this Amendment, that Seller is relying on Whitehall’s executing this Amendment in entering into and performing its obligations under this Amendment and that Whitehall hereby consents to this Amendment and agrees to the terms hereof:

WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2007

By: WH Advisors, L.L.C. 2007

By: /s/ David Gutstadt
Name: David Gutstadt Title: Vice President